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                               SERVICE AGREEMENT
                                  relating to




                       ACCLAIM ENTERTAINMENT LIMITED (1)

                       RODNEY PETER COUSENS          (2)

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          DATE

               26 February 1999

          PARTIES

(1) ACCLAIM ENTERTAINMENT LIMITED (no 2616245) whose registered office is at Moreau House 112 - 120 Brompton Road, Knightsbridge, London,
          SW3 1JJ ("the Company")

(2) RODNEY PETER COUSENS of The Glebe House, Pettworth Road, Chiddingfold, Godalming, Surrey, GU8 4US ("the Executive")

          INTERPRETATION

(1) In this Agreement, unless the context otherwise requires, the following expressions have the meanings set out below:

          the Acclaim Board             the directors for the time being of
                                        Acclaim Entertainment Inc. present at a
                                        duly convened meeting for the directors;

          Acclaim Entertainment, Inc.   a company incorporated under the laws of
                                        Delaware and registered with IRS
                                        Employment Identification Number
                                        38-2698904;

          Acclaim International         the international division of the
                                        Acclaim Group which represents the
                                        business of Acclaim Entertainment, Inc.
                                        outside the US;

          the Acclaim Group             Acclaim Entertainment, Inc. and its
                                        subsidiaries engaged in the business of
                                        selling and exploiting video and
                                        computer games, including the Company;

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          the Appointment               the employment of the Executive pursuant
                                        to this Agreement;

          the Board                     the directors for the time being of the
                                        Company present at a duly convened and
                                        quorate meeting of the directors or of a committee of the directors duly appointed for the purpose in question;

          the Commencement Date         1 January 1998;

          the Compensation Committee    a committee of the Acclaim Board which
                                        determines the annual salary, any
                                        bonuses and other remuneration payable
                                        to the Executive and other members of
                                        the Acclaim Board and of which a
                                        majority consists of non-executive
                                        directors;

          Confidential Information      all information which may be imparted in
                                        confidence or be of a confidential
                                        nature relating to the business or
                                        prospective business, current or
                                        projected plans or internal affairs of
                                        the Company or any Group Company and, in particular, but not limited to all Know-how, Marketing Information, trade secrets, unpublished information relating to the Company's or any Group
                                        Company's intellectual property and any
                                        other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company or to any customer or potential customer or supplier or potential supplier, licensee, officer or employee of the Company or any Group

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                                        Company or to any member or person
                                        interested in the share capital of the
                                        Company or any Group Company. In this
                                        definition "prospective business" means
                                        business in respect of which the Company or any Group Company is engaged in negotiations with third parties;

          Documents                     documents, disks, memory, notebooks,
                                        tapes or any other medium, whether or
                                        not eye-readable, on which information
                                        (whether confidential or otherwise) may
                                        from time to time be referred to,
                                        written or recorded;

          the ERA                       the Employment Rights Act 1996;

          Group all companies being any of a subsidiary or subsidiary undertaking of the Company or a holding company or parent undertaking of the Company or a subsidiary or subsidiary undertaking of any such holding company or parent undertaking which company is engaged in the sale and exploitation of video and computer games;

          Group Company                 any company within the Group and
                                        references to the "Group Companies"
                                        shall be construed accordingly;

          Key Employee                  any employee of the Company or any Group
                                        Company who is or was (in the period of
                                        12 months prior to the Termination Date) employed to the knowledge of the Executive;

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                                        (a) at management grade; or

                                        (b) in a senior capacity; or

                                        (c) in a capacity in which he has access
                                            to or obtained Confidential
                                            Information and in respect of whom
                                            the Executive exercised control or
                                            had managerial responsibility.

          Know-how information (including without limitation that comprised in formulae, specifications, designs, drawings, component lists, databases, software (or pre-cursor documents), databases, manuals, instructions and catalogues held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company, or by or to any of the suppliers, customers, partners or joint ventures of such company;

          Marketing Information         information relating to the marketing
                                        or sales of any products or services of
                                        the Company or any Group Company,
                                        including lists of customers' and
                                        suppliers' names, addresses and
                                        contacts, sales targets and statistics,
                                        market share and pricing statistics,
                                        marketing surveys, research and reports
                                        and advertising and promotional
                                        material; and

          Termination Date              the date of termination or expiration of
                                        the Appointment.

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(2)       The expressions "subsidiary" and "holding company" have the meanings given to them by Sections 736 and 736A of the Companies Act 1985; the expressions "parent undertaking" and "subsidiary undertaking" have the meanings given to them by Sections 258, 259 and 260 of the Companies Act 1985; and the expression "financial year" has the meaning given by
          Section 223 of the Companies Act 1985.

(3) The provisions of Sections 324 and 328 of the Companies Act 1985 apply in determining for the purpose of Clauses 8 and 9 whether the Executive has an interest in any shares or other securities.

(4) References to Clauses, Parties and the Schedules are respectively to Clauses of and the Parties and the Schedules to this Agreement.

(5) References to any enactment are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

(6) The clause headings are for ease of reference only and shall not affect the interpretation of this Agreement.

          OPERATIVE PROVISIONS

1         Job Title

1.1 The Company shall employ the Executive and the Executive shall serve the Company as President and Chief Operating Officer of Acclaim International or in such other capacity as the Board may reasonably require.

1.2 The Executive shall be the third most senior employee within the Group after the Chief Executive Officer and Co-Chairman of the Acclaim Board and the Senior Executive Vice President & Co-Chairman of the Acclaim Board and shall be remunerated commensurately with this position. The Executive shall report directly to Greg Fischbach. Neither the Company nor any Group Company shall appoint any other person to a position more senior than, or equivalent in status to, that held

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          by the Executive, or to act jointly with the Executive, without the prior written consent of the Executive.

1.3 In the event that both Co-Chairmen of the Acclaim Board cease to be employed by Acclaim Entertainment, Inc. the Executive may terminate the Appointment by not less than six months' Notice in writing to the Company to expire at any time and neither the Company nor any Group Company shall have any claim for damages or otherwise against the Executive in respect of the termination of the appointment under this clause. The Executive will be notified by the Company as soon as practicable and, in any event within two weeks, if both the Co-Chairmen of the Acclaim Board shall for any reason cease to be employed by Acclaim Entertainment, Inc. The Executive Shall exercise his right to give notice under this Clause within three months of being notified of the cessation of the employment of the Co-Chairmen of the Acclaim Board or else he shall lose his entitlements under this Clause.

2         Period of Employment

2.1 The Appointment shall be deemed to have commenced on the Commencement Date and will continue until terminated in accordance with Clause 2.2 or Clause 11.

2.2 Either party may terminate this Agreement by giving to the other not less than six months' prior written notice to expire at any time after the third anniversary of the Commencement Date.

3         Duties

3.1 The Executive shall faithfully and diligently perform the duties of President and Chief Operating Officer of Acclaim International. The Executive shall be directly responsible for supervising and co-ordinating the activities of the Group Companies within Acclaim International and shall use his best efforts to facilitate the generation of profits within those Group Companies. The Executive shall also perform such additional or other duties consistent with his position as President and Chief Operating Officer of Acclaim International as may be reasonably assigned to or vested in him by the Co-Chairman of the Acclaim Board. Subject to the approval of the Acclaim Entertainment, Inc. shareholders, the Company shall procure that the Executive is appointed as a director of the Acclaim Board, following the appointment of an outside director.

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3.2       During the term of the Appointment, the Executive shall have (in addition to his implied duty of fidelity and his duties as a director at law) the following duties and obligations:

          (a) at all times to use all reasonable endeavours in the performance of the duties of the Appointment to promote the interests and welfare and maintain the goodwill of the Company and any other Group Company and not to do and to exercise all reasonable endeavours to prevent there being done anything which may be prejudicial or detrimental to the Company or any Group Company;

          (b) to devote the whole of his time and attention and the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill-health or accident or as permitted by Clause 7.2);

          (c) to report to the Co-Chairmen of Acclaim Entertainment, Inc. and to give (in writing if so requested) to the Board, or to such person(s) as it may direct, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board may require;

          (d) to comply with any applicable code relating to dealings in securities of the Company and with all lawful directions from time to time given to him by or under the authority of the Acclaim Board and, save as inconsistent with the express terms of this Agreement, all applicable rules and regulations from time to time laid down by the Company concerning its employees;

          (e) to comply with the provisions of Schedule 2 (Copyright and Inventions); and

          (f) to prepare budgets and projections for Acclaim International for approval by the Chief Executive Officer and the Acclaim Board and, if approved, to implement the same.

3.3 The Executive shall attend and work at any of the places of business of the Company and/or the Group within the UK as the Board may from time to time reasonably determine and shall travel to and work at such places (whether within or outside the United Kingdom) in the manner and on the

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          occasions reasonably required from time to time by the Board. The
          Executive may only be required by the Board to re-locate outside the United Kingdom with his prior written consent. The Board shall give the Executive reasonable notice of any requirement to re-locate and the proposed terms of his employment outside the United Kingdom including additional allowances and benefits payable to the Executive and conditions relating to the re-patriation of the Executive to the United Kingdom in the event of termination of the overseas appointment. The expenses incurred by the Executive, his spouse and dependents in complying with any requirements to re-locate shall be reimbursed by the Company in accordance with its policy determined from time to time for meeting such expenses.

3.4 The hours of work of the Executive are not fixed but are the usual working hours of the Company and such additional hours as may be reasonably necessary to enable him properly to discharge his duties.

3.5 The Company shall maintain for the Executive directors' and officers' insurance in respect of those liabilites which he may incur in or about the discharge of his office as a director or officer of the Company or as a director or officer of any Group Company for which such insurance is normally available.

4.        Pay and Expenses

4.1 The Company shall pay to the Executive for the proper performance of his duties under this Agreement a fixed salary ("Fixed Salary") at the rate of 366,000 pounds per annum (or such higher rate as the Company may from time to time notify in writing to the Executive).

4.2       The Fixed Salary of the Executive will:

          (a) accrue from day to day and be payable by equal monthly installments in arrears by not later than the last working day of each month;

          (b) notwithstanding anything to the contrary contained in the Articles of Association of the Company or of any other Group Company, be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from

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                    the Company or any Group Company or other company or
                    association in which he holds office as a nominee or representative of the Company or any Group Company (and the Executive shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt); and

          (c) be paid by credit transfer to the account nominated by the Executive from time to time.

4.3 On each anniversary of the Commencement Data the Fixed Salary shall be increased by a minimum amount equal to ten per cent of the Fixed salary at the rate payable on such anniversary.

4.4 The Executive hereby authorizes the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the appointment) or from any pay in lieu of notice:

          (a) any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation;

          (b) any debt arising from terms agreed between the Executive and the Company owed by the Executive to the Company or any Group Company;

          (c) any other sum or sums which the Executive has authorised pursuant to Section 13 of the ERA; and

          (d) any tax or Social Security contributions required by law to be made in respect of remuneration or any other monies received or receivable by the Executive from the Company.

4.5 The Executive shall, subject to complying with the rules of the Company relating to the reimbursement of expenditure in force from time to time be reimbursed all travelling, accomodation, reasonable entertainment and other out of pocket expenses wholly, exclusively and necessarily incurred in the performance of the duties of the Appointment.

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4.6       The Company shall reimburse to the Executive the cost of two first class return flights to the US for his wife annually during the course of the Appointment on submission to the Company of evidence of actual payment for such flights.

4.7 The Company shall for so long as the Executive continues to perform the duties of the Appointment provide for the Executive a BMW 750 or equivalent car of a value not less than 80,000 pounds to be replaced from time to time in accordance with the policy of the Company as to the provision and replacement of cars determined by the Board from time to time and shall provide a driver therefor and shall maintain, license and insure the car and shall pay for all fuel and other running expenses provided that the Executive shall pay and indemnify the Company against all income tax properly payable by reason of the provision of the motor car and the Executive authorizes the Company to make such deductions from the Fixed Salary as may be required for payment of such Income tax.

4.8 The Company shall reimburse to the Executive the cost of the annual membership fee of a gymnasium or health and fitness club of his choice up to the value of 3,000 pounds in respect of each year during the Appointment.

4.9 The Company will meet the reasonable professional legal costs incurred by the Executive in negotiating the terms of this Agreement up to a maximum of 10,000 pounds which amount shall be paid on presentation of the relevant invoice(s) within 14 days of the execution by the Executive of this Agreement.

4.10 The Company shall during the Appointment contribute monthly at the rate of 15% per annum of the Fixed salary ("the Contribution") to a pension scheme nominated by the Executive provided that any part of the Contribution which cannot be paid to an Inland Revenue approved scheme will be paid to such pension fund or savings arrangement as the Executive may nominate and which is approved by the Company.

4.11 The executive shall during the Appointment be entitled to membership for him, his spouse and unmarried dependent children below the age of 22 of the WTA Health Insurance Scheme or any other scheme with reputable insurers as the Executive may nominate and the Company may

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          approve and the Company shall contribute to such scheme so that the
          Executive shall be provided with benefits in accordance with the clause at the SC1 or equivalent rate.

4.12 The Company shall provide the Executive with life assurance covered under policies with such reputable insurers as the Executive may nominate and the Company may approve and shall bear all premiums required to keep such life assurance policies in force and to enable payment of a total sum of not less than four times salary (at the rate in force at the date of death for the purposes of Clause 4.1) to be made in the event of his death during the Appointment.

5.        Holiday

5.1 In addition to the usual public and bank holidays, the Executive shall be entitled to 25 days' paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board.

5.2       The Holiday year runs from 1 September each year to the following
          31 August. Holiday entitlement may be carried forward from one holiday year to the next provided that such holiday entitlement carried forward is used within the following holiday year.

5.3 Upon termination of the Appointment, other than pursuant to Clause 11.1, the Executive's entitlement to holiday will be calculated on the basis of 2.1 working days for each calendar month of service completed during the holiday year in which termination occurs and payment in lieu of untaken holiday entitlement will be made.

6         Confidentiality

6.1 Neither during the continuances of the Appointment, other than in the proper course of his duties and for the benefit of the Company or any Group Companies, nor after the Termination Date for any reason whatsoever, shall the Executive:

          (a) use, disclose or communicate to any person any Confidential Information which he shall have come to know or have received or obtained at any time (before or after the date of this Agreement) by reason of or in connection with his service with the Company; or

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          (b)       copy or reproduce in any form or by or on any media or
                    device or allow others access to or to copy or reproduce Documents containing or referring to Confidential Information.

6.2 The Executive acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Executive undertakes, both during the Appointment and after the Termination Date:

          (a) to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

          (b) at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

          (c) to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

6.3       The restrictions in Clause 6.1:

          (a) will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that the Executive shall have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

          (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

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6.4       The Executive agrees that the restrictions set out in this Clause 6 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Appointment.

7         Restrictions during employment

7.1 Save as permitted under Clause 7.2, the Executive shall not during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business other than that of the Company and shall not engage in any other activity which the Company reasonably considers may impair his ability to perform his duties under the Agreement.

7.2       The Executive may:

          (a) hold or be interested in securities whether quoted or unquoted in any company provided that such company is not in competition with the business of the Company or Acclaim Entertainment, Inc. in which case the Executive must obtain the prior written consent of the Company to such an interest; and/or

          (b) carry on or be concerned, engaged or interested in any other trade or business if he shall have:

                    (i) provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities; and

                    (ii) obtained the prior written consent of the Board (such consent not to be unreasonably withheld), which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this Agreement) and the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company to do so.

7.3 The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:

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          (a)       solicit or endeavor to entice away from the Company or any
                    Group Company an actual employee, or discourage from being employed by the Company or any Group Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company or any Group Company; or

          (b)       employ or procure another person to employ any such person.

7.4 The restrictions set out in this Clause 7 are without prejudice to any other fiduciary duties owed to the Company whether express or implied.

8         Restrictions after employment

8.1 The Executive shall not, save in respect of a Permitted Interest or with the prior written consent of the Board (which shall not be unreasonably withheld), for a period of 3 months from the Termination Date within the Restricted Area carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business which competes with any part of any trade or business carried on by the Company in which the Executive shall have been actively engaged or involved at any time during the period of 6 months prior to the Termination Date.

8.2 The Executive shall not for a period of 6 months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly:

          (a) solicit, approach or offer goods or services to or entice away from the Company any person, firm or company who was a client or customer of the Company with whom the Executive has been actively engaged or involved by virtue of his duties hereunder at the Termination Date (or at any time during 6 months prior to the Termination Date); or

          (b) deal with or accept custom from any person, firm or company who was a client or customer of the Company with whom the Executive has been actively engaged or involved by virtue of his duties hereunder at the Termination Date (or at any time during 6 months prior to the Termination Date); or

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          (c)       solicit or approach or offer goods or services to or entice away from the Company any person, firm or company who was a supplier, agent or distributor of the Company with whom the Executive has been actively engaged or involved by virtue of his duties hereunder at the Termination Date (or at any time during 6 months prior to the Termination Date); or

          (d) deal with or interfere with any person, firm or company who was a supplier, agent or distributor of the Company and in each case with whom the Executive has been actively engaged or involved by virtue of his duties hereunder at the Termination Date (or at any time during 6 months prior to the Termination Date);

          PROVIDED THAT nothing contained in these paragraphs (a) to (d) shall prohibit the Executive from carrying out any activities which are not in competition with any part of the business of the Company with which the Executive was involved in 6 months prior to the Termination Date.

8.3 The Executive shall not for a period of 6 months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company or Acclaim International in which the Executive has been engaged or involved, directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a Key Employee with whom the Executive has had dealings within a period of 12 months prior to the Termination Date whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or any Group Company or otherwise.

8.4 The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly:

          (a) interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company; or

          (b) represent himself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or

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         any product or service produced or provided by the Company or which might suggest a connection with the Company.

8.5 The Executive (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, customers, suppliers and other contacts of the Company) agrees that each of the restrictions in Clauses 8.1, 8.2(a), 8.2(b), 8.2(c), 8.2(d), 8.3 and 8.4 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.


9        Relevant Definitions


9.1 For the purpose of Clause 8 the following expression bears the meaning shown:

         "Restricted Area"            The United Kingdom, the United States,
                                      Spain, Germany, France, Holland, Belgium,
                                      Australia, New Zealand and Japan.

9.2      For the purposes of the restrictions set out in Clauses 6, 7 and 8:

         (a) the expression "Company" shall include any former owner or transferor of a business acquired by the Company by which the Executive shall have been employed under a contract of employment in respect of which his service is included for the purposes of calculating continuous employment with the Company;

         (b) any reference to the Company and to the Company's trade or business shall be deemed to include any Group Company and its trade or business and/or to apply to them as if the words were repeated by reference to such company insofar as the Executive shall have been performing services to any material extent for a period of not less than three months for such Group Company at any time during the period of one year prior to the

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                  Termination Date and the Executive hereby undertakes to
                  execute any further documents which the Company may require to confirm this; and

         (C) where references to the Company and Company's trade or business are deemed to include and/or apply to a Group Company and to a Group Company's business pursuant to paragraph (b) of this Clause 9.2, the Executive convenants with the Company for itself and in the same terms in relation to each such Group Company and each Group Company's business as he does with the Company and in respect of the Company's business.

10       Absence, Illness and Incapacity

10.1 If at any time the Executive is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Board. If the Executive is absent from work for two months or more then the Executive hereby agrees that the Company can require him to submit to a full medical examination by a doctor, the choice of whom will be mutually agreed between the Executive and the Company.

10.2 The Executive shall, subject to complying with Clause 10.1 be entitled to payment of salary in respect of absence by reason of ill-health, accident or other incapacity as follows:

         10.2.1 full salary in respect of the first six months' absence in any period of twelve months;

         10.2.2 one-half salary in respect of the next six months' absence in any period of twelve months;

         10.2.3 no salary in respect of any following period should the absence continue

                  PROVIDED THAT:-

                  while the Executive is entitled to be paid during absence on account of ill-health, accident or other incapacity there shall be deducted therefrom the aggregate of any amounts receivable by the Executive by virtue of any sickness, accident benefit or

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

                   permanent health scheme operated by or on behalf of the Company (except insofar as such amounts represent reimbursement of medical or nursing fees or expenses incurred by the Executive) and the amount of any social security sickness or other benefit to which the Executive may be entitled.

10.3 The Company shall maintain a permanent health insurance policy (the "Policy") for the benefit of the Executive and shall bear all premiums required to keep the Policy in force throughout the period of the Appointment so that the Executive shall be provided with benefits under the Policy at a rate and on terms which shall be consistent with the most favorable rate on terms available on the market for the Executive from time to time. The Company shall not terminate the Appointment by account of the Executive's ill-health or incapacity unless the Company has procured the continued payment of benefits under the policy for the period of ill-health or incapacity or until such benefits would, apart from such termination, have ceased to be payable had the appointment continued.

11       Termination

11.1 The Company may at any time terminate the Appointment with immediate effect (or by such longer period of notice as the Company shall see fit) by giving the Executive written notice in any of the following events:

         (a) if the Executive at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason) for at least a continuous period of 180 days or for an aggregate period of at least 180 days (whether or not, in either case, working days) in the preceding 12 months;

         (b)      if the Executive shall have:

                  (i) committed any material breach after having been given warning in writing, any repeated or continued breach of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise as a director of the Company or Group Company;

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

                  (ii) committed any act of fraud or dishonesty (whether or not connected with the Appointment);

                  (iii) been convicted of a criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment, whether immediate or suspended); or

                  (iv) become of unsound mind or a patient as defined in either Section 112 or Section 145 of the Mental Health Act 1983 or been admitted to a hospital in pursuance of an application made under Part 11 of that Act.

11.2     Upon termination of the Appointment however arising:

         (a) the Executive shall, without prejudice for any claim he may have arising out of the termination of this employment hereunder, forthwith at the request of the Board and without further claim for compensation resign as a director of the Company and from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorised by the Executive to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

         (b) the Executive (or, if he shall be dead, of unsound mind, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver up to the Company in accordance with the directions of the Board all keys, security passes, credit cards, Documents and other property belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

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
11.3 The Executive shall have no claim against the Company in respect of the termination of the Appointment in relation to any provision in any articles of association, agreement or arrangement which has the effect of requiring the Executive to sell or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or lapse.

11.4 The Board, if it has reasonable grounds to suspect that any one or more of the events set out in Clause 11.1(b) has or may have occurred, may suspend the Executive pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, unless specifically otherwise provided in this Agreement, pay to the Executive his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same or any other event.

12       Change of Control

12.1 If there shall occur a "Change in Control" (as defined below) of Acclaim Entertainment, Inc. and the Executive's "Circumstances of Employment" (as defined below) shall have changed:

         (a) the Executive shall have the right to terminate his employment pursuant to this Agreement by written notice to the Company; and

         (b) notwithstanding anything to the contrary contained in the Company's 1988 Stock Option Plan, in the stock option agreements between the Company and the Executive or in the stock option certificates delivered to the Executive, all options granted to the Executive prior to the effective date of such Change in Control shall become immediately vested and exercisable in full.

12.2 In the event of the termination by the Executive of his employment pursuant to Clause 12.1 of this Agreement, or if within one year following the Change in Control, the Company shall terminate the

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

         Executive's employment other than pursuant to Clause 11.1(b)(i) or 11.1(b)(ii) than the Company shall pay to the Executive, within 60 days of such termination the "Special Severance Payment" (as defined below).

12.3     A "Change in Control" shall be deemed to occur upon:

         (a) the sale by Acclaim Entertainment,Inc. of all or substantially all of its assets to any person as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, the consolidation of Acclaim Entertainment, Inc. with any person, or the merger of Acclaim Entertainment, Inc. with any person as a result of which consolidation or merger the Company is not the surviving entity as a publicly held Company; or

         (b) the sale or transfer or issue of shares of common stock, a value US$0.02 per share ("Shares"), of Acclaim Entertainment, Inc. by Acclaim Entertainment, Inc. and/or any one or more of its stockholders (other than Greg Fischbach or James Scoroposki), as the case may be, in one or more transactions, related or unrelated, to one or more persons as a result of which any person and its "affiliates" (as defined below), other than Greg Fischbach or James Scoroposki, shall own more than 15% of the outstanding Shares, unless such sale or transfer has been approved in advance by the Acclaim Board.
                  An "affiliate" means any person that directly, or indirectly controls, or is controlled by, or is under common control with, any other person. Nothing contained in this Clause 12.3 shall limit or restrict the right of the Executive, in his capacity as a member of the Acclaim Board, from participating in any discussions or voting on any matter referred to in this Clause 12 at any meeting of the Acclaim Board.

12.4 The Executive's "Circumstances of Employment" shall have changed if there shall have occurred any of the following events:

         (a) a material reduction or change in the Executive's duties or reporting responsibilities;

         (b)      a breach by the Company of any provision of this Agreement;

         (c) a material diminution in the Executive's status, working conditions, economic benefits or a reduction of fringe benefits made available by the Company; or

         (d) any action which substantially impairs the prestige or esteem of the Executive in relation to any other employee of the Acclaim Group.

12.5 The "Special Severance Payment" shall mean a lump sum payment equal to the sum of:

         (a)      the product of three times the Fixed Salary;

         (b) the product of three times the largest Bonus paid to or accrued with respect to the Executive by the Company for the three fiscal years immediately preceding the termination of the Executive's employment; and

         (c) any other compensation owed to the Executive pursuant to this Agreement at the time of such termination.

12.6 It is agreed that the Special Severance Payment represents a genuine pre-estimate of the loss which would otherwise be suffered by the Executive in the event of the termination of the Appointment as a result of a Change of Control and the Executive agrees to accept the Special Severance Payment in full and final settlement of all or any statutory or contractual claim which he might otherwise have against the Company which arises or may arise in connection with the termination of the Appointment.

13       The Employment Rights Act 1996

         This Agreement contains the particulars required to be given under
         Section 1 and 3 of the ERA.

14       Notices

         Notices by either party:

         (a)      must be in writing addressed:

                  (i) to the Company at its registered office for the time being; and

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

                  (ii) to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this Clause; and

         (b)      will be effectively served:

                  (i) on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a business day before or during normal working hours;

                  (ii) on the following business day, where any hand-delivered letter or facsimile transmission is received either on a business day after normal working hours or on any other day;

                  (iii) on the second business day following the day of posting from within the United Kingdom of any letter sent by first class prepaid mail; or

                  (iv) on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.

15       General

15.1 This Agreement, which contains all the terms of employment of the Executive, is in substitution for all existing contract(s) of employment between the Company and any Group Company and the Executive (whether written, oral or governed by a course of dealings) which shall be deemed to have terminated with effect from the date of this Agreement.

15.2 The waiver, express or implied, by either party of any right under this Agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this Agreement or of the same right on another occasion.

15.3 No amendment, change or addition to the terms of this Agreement shall be effective or binding on either party unless reduced to writing and signed by each party adversely affected by such amendment, change or addition.

15.4 The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Appointment in accordance with this Agreement.

15.5 The Executive and the Company undertake not to disclose or communicate any terms of the Appointment to any other employee of any Group Company or to any third party (other than for the purpose of obtaining professional advice or complying with any law or regulation which requires such disclosure).

15.6 The Company and the Executive acknowledge that the clauses and sub-clauses and schedules of this Agreement are severable. If any clause, sub-clause or identifiable part of any clause or sub-clause or schedule or any paragraph of any schedule is held to be invalid or unenforceable by an English court then such invalidity or unenforceability shall not effect the validity or enforceability or the remaining clauses or sub-clauses or the identifiable parts of such clauses or sub-clauses.

15.7 This Agreement is governed by and is to be construed in accordance with the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England and Wales.

                                   SCHEDULE 1


                 Group Companies in the International Division

Acclaim Entertainment, Ltd
Acclaim Japan Ltd
Acclaim Entertainment GmbH
Acclaim Entertainment Espana
Acclaim Entertainment SA

                                   SCHEDULE 2


                            Copyright and Inventions


1 In this Schedule "Intellectual Property" shall mean patents, trade marks and service marks, rights in inventions, designs, rights, registered designs, trade names and copyrights (whether or not any of these is registered and including applications for registration of any such thing) and all forms of protection of a similar nature which may subsist anywhere in the world.

2 The Executive acknowledges, having regard to the nature of the business of the Company and other Group Companies and the nature of the Executive's expertise, that:

         (a) the normal duties of the Executive under the Appointment may include the making of inventions;

         (b) inventions may reasonably be expected to result from the carrying out by the Executive of such duties; and

         (c) due to the nature of the Executive's duties and the particular responsibilities arising from the nature of his duties, the Executive has a special obligation to further the interests of the Company's undertaking.

3 The Executive shall disclose to the Company any invention made or discovered or produced by the Executive in the course of the Appointment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or capable of being used or adapted for use in the business of the Company or any other Group Company.

4 The Executive shall do all things and execute all documents that may be reasonably necessary to enable the Company or its nominee to obtain the benefit of every invention made by the Executive in the course of his duties and to secure patent or other appropriate protection for it.

5 Without prejudice to the provisions of paragraph 2 of this Schedule, the Executive shall disclose to the Company full details of any copyright work or Intellectual Property made or created by the Executive during the continuance of his Appointment either during working hours or in the normal course of duties or with the Company's materials and/or facilities and/or concerning or containing Confidential information and the Executive hereby assigns to the Company, by way of assignment of future copyright or other Intellectual Property rights, all rights of copyright or other Intellectual Property rights throughout the world in such copyright work or Intellectual Property.

                                   SCHEDULE 3


        Note of additional particulars under Sections 1 and 3 of the ERA


1        For the purposes of the ERA the period of continuous employment of the
         Executive began on [         ].

2 There are no disciplinary rules applicable to the Executive. Any matter of discipline will be considered and determined by the Acclaim Board, whose decisions shall be final.

3 If the Executive is dissatisfied with any disciplinary decision relating to him or has any grievance relating to the Appointment, he should apply in writing to either of the Co-Chairmen of Acclaim Entertainment, Inc.

4 A contracting-out certificate under the Pension Schemes Act 1993 is [not] in force in respect of the Appointment.

ATTESTATIONS



EXECUTED as a DEED by         )
ACCLAIM ENTERTAINMENT         )          /s/
LIMITED                       )
by                            )
                              Director

                              Secretary














EXECUTED as a DEED and        )
DELIVERED by                  )
RODNEY PETER COUSENS          )          /s/
In the presence of:           )

Name of witness:

Address:

Occupation:


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